UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2012

Alternate Energy Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53451	20-5689191
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

911 E. Winding Creek Dr., Suite 150, Eagle, Idaho 83616
(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 208-939-9311

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

            Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 20, 2012, Alternate Energy Holdings, Inc. (“AEHI”) entered into two related agreements with unrelated third parties pursuant to which AEHI will be entitled to receive up to 45,900,000 Euros in six installment payments over approximately the next 200 days, as described in greater detail below. First, AEHI entered into a Financial Instrument Service Agreement (the “Financial Services Agreement”) with Vital Funds, Inc. (“Vital”). Pursuant to the Financial Services Agreement, Vital, in consideration of payment by AEHI of a initial fee of US$2,575,000, is obligated to arrange for an undisclosed third-party to deposit 76.5 million Euros with a bank (the “Issuing Bank”), which is to be Credit Suisse, Zurich, NatWest, London or HSBC Hong Kong, or similiar quality bank agreed to by AEHI. The 76.5 million Euros are to be held in a blocked account at the Issuing Bank for one year and a day. On the basis of that deposit the Issuing Bank thereafter is to issue a bank guarantee (“Bank Guarantee”) in the amount of 76.5 million Euros for the term of a year and a day. The Bank Guarantee will be issued in favor of AEHI, but expressly for the benefit of Swiss Asset Manager Ltd (“Swiss Asset Manager”).

The US$2,575,000 fee AEHI is obligated to pay to Vital has been deposited by AEHI into an escrow account maintained by a third party escrow. Upon proper confirmation of the Bank Guarantee by the bank of Swiss Asset Manager (the “Confirmation”) as outlined in the Financial Services Agreement, Vital shall be entitled to receipt of the US$2,575,000 fee. If the conditions set forth in the Financial Services Agreement are not satisfied, AEHI is entitled to the return of the funds deposited into escrow.

On March 20, 2012, AEHI entered into a separate Project Funding Agreement (the "Funding Agreement") with Swiss Asset Manager regarding the Bank Guarantee.  Subject to satisfaction of certain conditions set forth in, and at the times specified in the Funding Agreement, Swiss Asset Manager is obligated to pay AEHI a total of 45,900,000 Euros in six installments in consideration for Swiss Asset Manager's use of the Bank Guarantee.  It is anticipated that AEHI could receive the first installment payment from Swiss Asset Manager of 11,475,000 Euros fifteen banking days following the Confirmation, with five additional disbursements every thirty banking days thereafter. The total potential disbursements to the Registrant under the Funding Agreement may approximate 34,425,000 Euros. The payments AEHI receives from Swiss Asset Manager will be treated as income (and not a loan) and must be used in connection with the AEHI's nuclear reactor construction project.

If Swiss Asset Manager does not perform its obligations under the Funding Agreement, AEHI has the right to cause the Funder to return Bank Guarantee unencumbered and transferred to another banker or trader. The term of the Bank Guarantee is one year and one day.

Additional transactional and advisory fees. Pursuant to the Financial Services Agreement, AEHI is obligated to pay to Vital aggregate additional fees of 5,355,000 Euros for use of the Bank Guarantee; provided, however, that Swiss Asset Manager has agreed with Vital to satisfy the foregoing obligation . In connection with the above two agreements, the Registrant is obligated to pay to one of its directors, Mr. Howard Butcher IV, an advisory fee in an amount equal to 3% of the proceeds received by the Registrant under the Funding Agreement in consideration for financial advisory services provided by Mr. Butcher pursuant to a Corporate Financial Advisory Agreement. In addition, the Registrant is obligated to pay to GT Securities, pursuant to an engagement letter dated September 19, 2011, an advisory fee equal to 6% of the gross proceeds AEHI receives under the Funding Agreement in consideration for introducing AEHI to Vital.

The Registrant plans to file the Financial Instrument Services Agreement and Project Funding Agreement as Exhibits with its Form 10-Q for the quarter ended March 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERNATE ENERGY HOLDINGS, INC

Date: March 26, 2012	By:	/s/ Donald L. Gillispie
Donald L. Gillispie
President, Chief Executive Officer and Director